October 2, 2000
                                                               Kenneth F. Kaplan
                                         Vice President, Chief Financial Officer
                                                                    608/364-8800
Page 1 of 2




                            REGAL-BELOIT CORPORATION
                            COMPLETES ACQUISITION OF
                           LEESON ELECTRIC CORPORATION

October 2, 2000 (Beloit, WI): Regal-Beloit Corporation (AMEX:RBC), a leading manufacturer of mechanical and electrical motion control and power generation products with 1999 sales of $545 million, announced today that their previously reported acquisition of privately-owned Leeson Electric Corporation was completed on Friday, September 29, 2000. Lesson's sales for the 12 months ended June 30, 2000 were $175 million.

Leeson Electric was acquired for approximately $260 million in cash. The definitive agreement provides for treating the acquisition as a purchase of assets for tax purposes, utilizing a 338(h)(10) election under the Internal Revenue Code. This election will provide Regal-Beloit with a net present value of future tax benefits of an estimated $47 million. When this tax benefit is deducted from the $260 million purchase price, the result is a 7.6 times purchase multiple on Leeson's adjusted EBITDA of approximately $28 million for the 12 months ended June 30, 2000. The purchase multiple paid for the Company's acquisition of Marathon Electric in March 1997 was 7.5 times trailing 12-month EBITDA.

Leeson Electric is a full line North American electric motor manufacturer. Leeson's products include AC motors, DC motors, sub-fractional horsepower motors and gearmotors, mechanical gear drives, and AC and DC electronic drives. Leeson's products are sold worldwide to original equipment manufacturers and distributors by a network of independent manufacturers' representatives, sales offices and international agent distributors.

Regal-Beloit obtained financing for the Leeson acquisition and existing debt through a new $450 million, unsecured, 5.25 year revolving loan agreement with a banking group led by Bank of America and M&I Marshall and Ilsley Bank. The Facility can also be used to make future acquisitions, repurchase shares of the Company's stock under the program announced in August 2000 and for general corporate purposes.

James L. Packard, Chairman, President, and Chief Executive Officer of Regal-Beloit Corporation commented, "Both Regal-Beloit and Leeson Electric have high expectations for the benefits of this acquisition for our two companies. We can envision significant synergies throughout our organization and particularly with our existing Marathon Electric and Lincoln motors businesses. These are the usual and obvious areas of savings in purchasing, manufacturing operations, cross-selling and logistics, which, when fully implemented, should generate at least $12 to $15 million in savings annually. There is always the ramp-up period, but we should be achieving these additional profits by 2003. We expect no material impact

                                                                 October 2, 2000
                                                               Kenneth F. Kaplan
                                         Vice President, Chief Financial Officer
                                                                    608/364-8800
Page 2 of 2


on our earnings for 2000. However, we do expect immediate accretion in 2001 in the area of 7%-12% of Regal-Beloit earnings per share. The bigger gain, and the one that is the hardest to put believable numbers on, is the value of being the fastest growing, most dynamic, most customer focused Company in our business. The combination of our Mechanical and Electrical Group companies is a powerful force in our markets and should clearly improve our growth potential."

Regal-Beloit will be holding a conference call regarding the Leeson Electric acquisition at 10:15 AM CDT (11:15 AM EDT) on Wednesday, October 4, 2000. Interested parties can listen to the conference call, through the Internet, at www.vcall.com. V-Call asks that you access the website at least 15 minutes early to register, download and install any necessary audio software. Replays will be available for 30 days at the above address.

CAUTIONARY STATEMENT
The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this news release may be forward looking statements. Actual results may differ materially from those contemplated. Forward looking statements involve risks and uncertainties, including but not limited to, the following risks: 1) cyclical downturns affecting the markets for capital goods,
2) substantial increases in interest rates that impact the cost of the Company's outstanding debt, 3) the success of Management in increasing sales and maintaining or improving the operating margins of its businesses, 4) the availability of or material increases in the costs of select raw materials or parts, and 5) actions taken by competitors. Investors are directed to the Company's documents, such as its Annual Report on Form 10-K and Form 10-Q's filed with the Securities and Exchange Commission.




                                      # # #